Exhibit (b)(1)
JLL Partners Fund V, L.P.
450 Lexington Avenue
Suite 3350
New York, NY 10017
June 6, 2006
Ace Holdings I, LLC
450 Lexington Avenue
Suite 3350
New York, NY 10017
Ladies and Gentlemen:
          JLL Partners Fund V, L.P., a Delaware limited partnership (“JLL Fund V”) is pleased to provide this commitment, to purchase certain limited liability company membership interests in Ace Holdings I, LLC, a Delaware limited liability company (the “Parent”).
          1. Commitment. On the terms and subject to the conditions contained in this letter, JLL Fund V hereby commits (the “Commitment”) to make an investment in the equity capital of the Parent in an aggregate amount of $178,800,000, immediately prior to the consummation of the transactions contemplated by the Merger Agreement (as hereinafter defined).
          2. Conditions to Commitment. The Commitment of JLL Fund V is subject to (i) the satisfaction (or, waiver in accordance with the terms thereof) of the conditions to the Parent’s obligation to consummate the transactions contemplated by the Agreement and Plan of Merger (the “Merger Agreement”), dated as of the date hereof, by and among the Parent, Ranger Merger Sub, Inc., a Texas corporation and ACE Cash Express, Inc., a Texas corporation (the “Company”) and (ii) Parent having received the proceeds from the financing described in the Debt Commitment Letter (as defined in the Merger Agreement); provided that if the only condition to funding under the Debt Commitment Letter that is not satisfied is the funding of the Commitment under this commitment letter, then the foregoing condition set forth in clause (ii) shall be deemed satisfied or waived.
          3. Termination. The obligations of JLL Fund V hereunder shall terminate immediately upon termination of the Merger Agreement in accordance with the provisions of the Merger Agreement.
          4. Assignment. Neither this letter nor any of the rights, interests, or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party hereto and the Company as an express third-party beneficiary thereof; provided that any such assignment shall not relieve such party of its obligations under this letter.
          5. Amendment. This letter shall not be amended, modified or supplemented, other than in a writing executed by each of the parties hereto and the Company as an express third-party beneficiary hereof.
          6. Integration; Third-Party Beneficiaries. This commitment letter, JLL Fund V’s “keep well” letter of even date herewith to Parent and the Merger Agreement, all of which have been entered into contemporaneously with each other, (i) supersede all prior discussions, agreements, commitments, arrangements, negotiations or understandings, whether oral or written, of the parties with respect to the subject matter hereof and thereof, and (ii) may not be relied upon or enforced by any other person or entity other than the parties hereto, except that the Company shall be an express third-party beneficiary of this commitment letter and be entitled to rely upon and enforce the provisions hereof.
          7. Governing Law; Counterparts. This letter shall be governed by, and construed and enforced in accordance with, the laws of the State of New York. The parties hereto hereby consent to the jurisdiction and venue of the state and federal courts of the State of New York in connection with any matter relating to this letter. This letter agreement may be executed in several counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument. If this commitment letter becomes the subject of a dispute, each of the parties hereto hereby waives trial by jury.

Very truly yours,

JLL PARTNERS FUND V, L.P.

By:	JLL Associates V, L.P.
its General Partner
By:	JLL Associates G.P. V, L.L.C.
its General Partner

By:	/s/ Paul S. Levy

Paul S. Levy
Managing Member

Agreed and accepted on June 6, 2006

Ace Holdings I, LLC

By:	/s/ Paul S. Levy

Name: Paul S. Levy
Title: President

Agreed and accepted on June 6, 2006

ACE Cash Express, Inc. (as an express third-party beneficiary)

By:	/s/ Walter E. Evans

Name: Walter E. Evans Title: Senior Vice President & General Counsel